Exhibit 10.3
November 16, 2011

Mr. Walt Oliwa
36 Marton Drive
Bedford, NH  03110

Dear Walt:

This letter will confirm the April 4, 2007 agreement between Valpey-Fisher Corporation (the “Company”) and you, as amended (the “Letter Agreement”), concerning a retention bonus payable to you under certain circumstances.

The Company and you agree that effective as of the date hereof, the first and second sentences of the second paragraph of the Letter Agreement are hereby further amended and clarified to read as follows:

“As an incentive for your continued employment with the Company, and your efforts on behalf of the strategic alternatives, the Company hereby agrees to pay you a bonus of $150,544 in the event of a change in control of the Company on or prior to April 30, 2012.  Any bonus payment payable hereunder in the event of a change in control will be paid within ten (10) days following such change in control but no later than March 15th following the end of the calendar year in which the change in control occurs; provided however that no bonus payment will be made if you have incurred a Separation from Service for any reason prior to the first business day immediately following such change in control.”

As amended hereby, the Letter Agreement shall continue in full force and effect.

Please indicate your agreement by signing this letter in the space provided below.

Sincerely,

VALPEY-FISHER CORPORATION

By:	/s/ Ted Valpey, Jr.
Name:	Ted Valpey, Jr.
Title:	Chairman

AGREED AND ACCEPTED:

/s/ Walt Oliwa
Walt Oliwa